UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 29, 2007

AMES TRUE TEMPER, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Organization)

333-118086 (Commission File Number)	22-2335400 (I.R.S. Employer Identification No.)

465 Railroad Avenue, Camp Hill,
Pennsylvania 17011
(Address of Principal Executive
Offices, including Zip Code)

(717) 737-1500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2007, Ames True Temper, Inc. (the “Company”) appointed Duane R. Greenly, 57, to the newly created position of President, Ames True Temper-U.S. In this capacity, Mr. Greenly will have responsibility for all functions of the Company’s U.S. operations, its Global Sourcing Office in Asia, as well as the development of the Australian and Mexican markets. Prior to this appointment, Mr. Greenly served as the Company’s Chief Operating Officer since acquiring the Company, in partnership with Mr. Dell and Wind Point Partners, in January 2002. From 1998 through 2001, Mr. Greenly was President and CEO of Barry Controls, which served the retail, industrial, and OEM markets. From 1996 through 1998, he was President of Morgan Manufacturing. Mr. Greenly held numerous positions with Newell Rubbermaid, including Business Manager – Window Hardware as well as engineering, product development, and operational roles with BF Goodrich and Milliken Textiles.

Mr. Greenly is a party to an employment agreement with the Company, the material terms of which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and are incorporated herein by reference. Other than as disclosed in this Item 5.02, there have been no transactions between Mr. Greenly or any member of his family and the Company since the beginning of the Company’s last fiscal year. Additionally, there are no family relationships between Mr. Greenly and any director or executive officer of the Company.

On October 31, 2007, the Company issued a press release relating to the appointment of Mr. Greenly as President, Ames True Temper-U.S., a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1 Press Release issued on October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMES TRUE TEMPER, INC. (Registrant)
Date: October 31, 2007	By:	/s/ Richard C. Dell
Richard C. Dell President and Chief Executive Officer (Principal Executive Officer)